Exhibit 10.7

March 29, 2017

Equipment Advance - Notice Agreement

Bravo Multinational Incorporated ‘purchaser’ and Centro de Entretenimiento y Diversion Mombacho S A. ‘vendor’

Agree as follows:

As per a Gaming Equipment purchase agreement signed May 4th, 2016, between both parties; a further advancement of 100 gaming machines shall be immediately effective as of this date.

The payment process of this staged advancement ($450,000) shall be as previously agreed: 50% vendor loan ($225,000) and 50% in common stock issuance ($225,000 value) of the purchasers common stock – actual stock issuance will be upon the completion of the purchaser’s currently pending action to be approved for a reverse split of it’s common stock. Until such time as this company action approval is fully effective, the vendor and purchaser have mutually agreed to allow the stock issuance to be delayed until the company R/S action is fully effectuated.

Upon which :

Written notice shall be given by Centro de Entretenimiento y Diversion Mombacho S.A., as to the noticed effective date of the common share issuance and such issuance share amount shall be calculated at the low trading price of the date of notice; which calculation has been in this instance only altered (by agreement of all parties) from the original agreement dated May 4, 2016. (such issuance notice shall not exceed 30 days past the affective date of the R/S).

Date 29th day of March 2017

/s/

___________________________________________

Paul Parliament – President

Bravo Multinational Incorporated

Acceptance of Notice Agreement

/s/

___________________________________________

Julios Kosta – President

Centro de Entretenimiento y Diversion Mombacho S.A.